For Immediate Release

Media:
Thomas Furr
Smart Online, Inc.
919-765-5000
tfurr@smartonline.com

Smart Online Provides Second Quarter Update

Smart Online Achieves another Record Quarter with Revenue Growth of 228%

RESEARCH TRIANGLE PARK, N.C., August 28, 2005 — Smart Online today reported results for the second quarter ended June 30, 2006.

Michael Nouri, chief executive officer and president of Smart Online, stated, “During the second quarter, we substantially increased our revenue by 228% as compared to the same quarter in 2005 as we continue to gain recognition for our small business software as illustrated by our recent nomination for the Forbes magazine “Best of the Web” award. Our 2005 acquisitions have been accretive to our financials which is positioning us as a leader in the Software-as-a-Service (SaaS) sector. In addition, we have recently launched our new OneBiz platform for two of our partner’s websites and are working towards getting our remaining partners websites up and running on our new platform in the near future. We believe the early adoption rate for SaaS will continue to show how this method of delivery is revolutionizing the way small businesses use and pay for software. Small businesses are showing how they can leverage the many benefits of SaaS to manage their business instead of dealing with the frustrations and up-front cost of traditional software.”

For the second quarter of 2006 revenue increased 228% with total revenue of approximately $1,330,000 compared to approximately $406,000 for the same period last year. Net loss attributable to common stockholders for the second quarter was approximately $28,000 or $0.00 per share, compared to approximately $861,000 or $0.07 per share, for the same period last year. This net loss includes the following expenses: (1) approximately $300,000 of non-recurring legal expense related to the ongoing SEC action as well as our own internal investigation, (2) a non-cash charge of approximately $192,000 related to our expensing of options, and (3) a non-cash amortization expense of intangible assets from the two acquisitions closed in the fourth quarter of 2005 of approximately $250,000 as well as a $1,562,500 one-time gain for the return of shares. There were no comparable charges in the second quarter of 2005 for these expenses.

For the six months ended June 30, 2006 revenue increased 389% with total revenue of approximately $3,226,000 compared to approximately $659,000 for the same period last year. Net loss attributable to common stockholders for the first six months was approximately $1,627,000 or $0.11 per share, compared to a Net loss of $1,155,000 or $0.10 per share, for the same period last year. This net loss includes the following expenses: (1) approximately $770,000 of non-recurring legal expense related to the ongoing SEC action as well as our own internal investigation, (2) a non-cash charge of approximately $449,000 related to our expensing of options, and (3) a non-cash amortization expense of intangible assets from the two acquisitions closed in the fourth quarter of 2005 of approximately $500,000 as well as a $1,562,500 one-time gain for the return of shares. There were no comparable charges in the first six months of 2005 for these expenses.

About Smart Online, Inc.

Smart Online Inc. (SOLN), a pioneer of Web-native applications, offers a private-label syndicated online business platform that enables Web delivery of applications and services used to start and manage small businesses. In 1999, Smart Online converted its business applications to a Software-as-a-Service (SaaS) Web delivery model. Today, the company markets its Web-based business applications to customers via its private-labeling of its syndicated software services to corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their existing business customers, and new customers, to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources. To learn more go to http://www.smartonline.com.

The tables attached to this release are an integral part of the release and should be read in conjunction with this release.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” which includes non-recurring revenue, plans to begin to generate revenue from sales of subscriptions for our improved product are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, our ability to raise capital to increase our sales and marketing budget and customer perception of the value of our enhanced products. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2005 and the 10Q, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

(tables follow)

Balance Sheet
(unaudited)

	June 30,
	2006	December 31,
	(unaudited)	2005
Current Assets	$1,926,105	$2,615,290
Total Assets	13,330,775	14,558,079
Current Liabilities	6,444,091	4,922,159
Long-Term Obligations	932,736	2,963,289
Total Liabilities	7,376,827	7,885,448

Total Stockholder’s Equity	5,953,948	6,672,631

Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenue	$1,330,322	$406,116	$3,225,991	$659,354
Operating Expenses	2,629,357	1,258,511	5,628,441	2,327,506
Loss from Operations	(1,628,510)	(874,306)	(3,080,857)	(1,721,790)
Net Loss Attributed to Common Stockholders	(28,375)	(860,819)	(1,627,298)	(1,154,964)
Net Loss per Share – Basic and Diluted	(0.00)	(0.07)	(0.11)	(0.10)
Number of Shares Used in Per Share Calculation	15,117,967	12,387,333	15,052,205	12,110,013